Exhibit 99.1

Item 8.    Financial Statements and Supplementary Data

KNIGHT CAPITAL GROUP, INC.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Knight Capital Group, Inc.’s (“Knight”) management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended, as a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers and effected by the Company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Knight;

•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of Knight; and

•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of Knight’s internal control over financial reporting as of December 31, 2011. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework.

Based on our assessment, Knight’s management has concluded that, as of December 31, 2011, internal control over financial reporting is effective.

The effectiveness of Knight’s internal control over financial reporting as of December 31, 2011 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders of

Knight Capital Group, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Knight Capital Group, Inc. and its subsidiaries (the “Company”) at December 31, 2011 and December 31, 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing on page 2. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).

Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, on August 1, 2012 the Company experienced a technology issue related to its installation of trading software which resulted in the Company incurring a realized pre-tax loss of approximately $440 million. This loss raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The accompanying consolidated financial statements do not include any adjustments that might have resulted from the outcome of this uncertainty.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 29, 2012, except as it relates to the disclosures under the heading “Going Concern” in Note 1, as to which the date is August 5, 2012.

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2011	2010
	(In thousands)
ASSETS
Cash and cash equivalents	$467,633	$375,569
Financial instruments owned, at fair value, including instruments pledged of $2,672,709 at December 31, 2011 and $812,379 at December 31, 2010:
Equities	1,416,090	1,299,052
Listed equity options	280,384	41,840
Debt securities	134,631	77,288
Loan inventory	206,572	146,472
Other financial instruments	21,483	38,487
Securitized HECM loan inventory	1,722,631	—

Total financial instruments owned, at fair value	3,781,791	1,603,139
Collateralized agreements:
Securities borrowed	1,494,647	1,361,010
Receivable from brokers, dealers and clearing organizations	623,897	476,159
Fixed assets and leasehold improvements, at cost, less accumulated depreciation and amortization of $156,009 in 2011 and $118,552 in 2010	111,464	117,601
Investments	83,231	81,331
Goodwill	337,843	338,743
Intangible assets, less accumulated amortization of $57,793 in 2011 and $42,171 in 2010	92,889	109,784
Other assets	159,556	206,875

Total assets	$7,152,951	$4,670,211

LIABILITIES & EQUITY
Liabilities
Financial instruments sold, not yet purchased, at fair value:
Equities	$1,369,750	$1,164,718
Listed equity options	254,506	40,564
Debt securities	63,073	60,679
Other financial instruments	34,563	45,363

Total financial instruments sold, not yet purchased, at fair value	1,721,892	1,311,324
Collateralized financings:
Securities loaned	697,998	527,945
Financial instruments sold under agreements to repurchase	420,320	485,184
Liability to GNMA trusts, at fair value	1,710,627	—
Other secured financings	59,405	35,583

Total collateralized financings	2,888,350	1,048,712

Payable to brokers, dealers and clearing organizations	322,660	337,430
Accrued compensation expense	188,939	186,451
Accrued expenses and other liabilities	144,747	114,376
Long-term debt	424,338	311,060

Total liabilities	5,690,926	3,309,353

Commitments and contingent liabilities (Note 17)

Equity
Knight Capital Group, Inc. stockholders’ equity
Class A common stock
Shares authorized: 500,000 at December 31, 2011 and at December 31, 2010; Shares issued: 166,361 at December 31, 2011 and 162,818 at December 31, 2010;
Shares outstanding: 96,645 at December 31, 2011 and 97,736 at December 31, 2010	1,664	1,628
Additional paid-in capital	850,837	807,287
Retained earnings	1,433,320	1,317,462
Treasury stock, at cost; 69,717 at December 31, 2011 Treasury stock, at cost and 65,082 shares at December 31, 2010	(823,023)	(765,875)
Accumulated other comprehensive loss	(773)	(265)

Total Knight Capital Group, Inc. stockholders’ equity	1,462,025	1,360,237
Noncontrolling interests	—	621

Total equity	1,462,025	1,360,858

Total liabilities and equity	$7,152,951	$4,670,211

The accompanying notes are an integral part of these consolidated financial statements.

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2011	2010	2009
	(In thousands, except per share amounts)
Revenues
Commissions and fees	$749,911	$660,527	$670,406
Net trading revenue	631,989	489,394	486,684
Interest, net	4,649	2,092	(1,712)
Investment income (loss) and other, net	17,978	(2,957)	7,053

Total revenues	1,404,527	1,149,056	1,162,431

Expenses
Employee compensation and benefits	583,786	546,748	527,327
Execution and clearance fees	229,209	176,116	169,805
Communications and data processing	87,109	69,597	61,071
Payments for order flow	85,269	37,700	71,629
Depreciation and amortization	54,000	42,773	34,368
Interest	42,068	25,896	4,777
Occupancy and equipment rentals	28,084	26,632	23,177
Business development	23,360	19,493	18,807
Professional fees	21,305	17,463	13,043
Restructuring	28,624	16,731	—
Writedown of assets and lease loss accrual (benefit), net	2,978	1,032	(9,704)
Other	31,606	18,909	15,326

Total expenses	1,217,398	999,090	929,626

Income from continuing operations before income taxes	187,129	149,966	232,805
Income tax expense	71,488	57,969	81,189

Income from continuing operations, net of tax	115,641	91,997	151,616
Loss from discontinued operations, net of tax	(404)	(359)	(34,514)

Net income	$115,237	$91,638	$117,102

Basic earnings per share from continuing operations	$1.26	$1.02	$1.70

Diluted earnings per share from continuing operations	$1.22	$0.97	$1.60

Basic earnings per share from discontinued operations	$(0.00)	$(0.00)	$(0.39)

Diluted earnings per share from discontinued operations	$(0.00)	$(0.00)	$(0.37)

Basic earnings per share	$1.26	$1.02	$1.31

Diluted earnings per share	$1.21	$0.97	$1.24

Shares used in computation of basic earnings per share	91,490	90,167	89,095

Shares used in computation of diluted earnings per share	95,013	94,447	94,504

The accompanying notes are an integral part of these consolidated financial statements.

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the year ended December 31,
	2011	2010	2009
	(In thousands)
Net Income	$115,237	$91,638	$117,102
Other comprehensive loss:
Cumulative translation adjustment	(508)	(265)	—

Comprehensive income	$114,729	$91,373	$117,102

The accompanying notes are an integral part of these consolidated financial statements.

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Year Ended December 31, 2009, 2010 and 2011

(In thousands)

	Knight Capital Group, Inc. Stockholders’ Equity
	Class A Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock		Accumulated other comprehensive loss	Total	Non- controlling Interests	Total Equity
	Shares	Amount			Shares	Amount
Balance, January 1, 2009	154,404	$1,544	$648,716	$1,112,010	(64,283)	$(734,912)	$—	$1,027,358	$7,178	$1,034,536
Net income	—	—	—	117,102	—	—	—	117,102	—	117,102
Net loss attributable to noncontrolling interests related to discontinued operations	—	—	—	—	—	—	—	—	(380)	(380)
Distribution to noncontrolling interests	—	—	—	—	—	—	—	—	(6,178)	(6,178)
Common stock repurchased	—	—	—	—	(1,946)	(33,412)	—	(33,412)	—	(33,412)
Reissuance of treasury shares	—	—	2,201	—	378	4,350	—	6,551	—	6,551
Stock options exercised	1,083	11	11,010	—	—	—	—	11,021	—	11,021
Income tax benefit—stock based compensation	—	—	4,374	—	—	—	—	4,374	—	4,374
Stock-based compensation	3,154	31	80,477	—	—	—	—	80,508	—	80,508

Balance, December 31, 2009	158,641	$1,586	$746,778	$1,229,112	(65,850)	$(763,974)	$—	$1,213,502	$620	$1,214,122

Net income	—	—	—	91,638	—	—	—	91,638	—	91,638
Net income attributable to noncontrolling interests related to discontinued operations	—	—	—	—	—	—	—	—	1	1
Common stock repurchased	—	—	—	—	(4,254)	(60,090)	—	(60,090)	—	(60,090)
Warrants issued	—	—	15,000	—	—	—	—	15,000	—	15,000
Reissuance of treasury shares	—	—	23,778	—	5,022	58,189	—	81,967	—	81,967
Stock options exercised	590	6	5,778	—	—	—	—	5,784	—	5,784
Income tax provision—stock based compensation	—	—	(2,760)	—	—	—	—	(2,760)	—	(2,760)
Cummulative Translation Adjustment	—	—	—	(3,288)	—	—	(265)	(3,553)	—	(3,553)
Stock-based compensation	3,587	36	18,713	—	—	—	—	18,749	—	18,749

Balance, December 31, 2010	162,818	$1,628	$807,287	$1,317,462	(65,082)	$(765,875)	$(265)	$1,360,237	$621	$1,360,858

Net income	—	—	—	115,237	—	—	—	115,237	—	115,237
Net loss attributable to noncontrolling interests related to discontinued operations	—	—	—	621	—	—	—	621	(621)	—
Common stock repurchased	—	—	—	—	(4,754)	(58,553)	—	(58,553)	—	(58,553)
Reissuance of treasury shares	—	—	(27)	—	119	1,405	—	1,378	—	1,378
Stock options exercised	91	1	999	—	—	—	—	1,000	—	1,000
Income tax provision—stock based compensation	—	—	(6,449)	—	—	—	—	(6,449)	—	(6,449)
Cummulative Translation Adjustment	—	—	—		—	—	(508)	(508)	—	(508)
Stock-based compensation	3,452	35	49,027	—	—	—	—	49,062	—	49,062

Balance, December 31, 2011	166,361	$1,664	$850,837	$1,433,320	(69,717)	$(823,023)	$(773)	$1,462,025	$—	$1,462,025

The accompanying notes are an integral part of these consolidated financial statements.

KNIGHT CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2011	2010	2009
	(In thousands)
Cash flows from operating activities
Net income	$115,237	$91,638	$117,102
Loss from discontinued operations, net of tax	(404)	(359)	(34,514)

Income from continuing operations, net of tax	115,641	91,997	151,616
Adjustments to reconcile income from continuing operations, net of tax to net cash provided by (used in) operating activities
Depreciation and amortization	54,000	42,773	34,368
Stock-based compensation	47,668	51,773	48,237
Debt discount accretion and other debt related expenses	15,690	11,453	—
Non-cash restructuring charges	11,998	—	—
Deferred income taxes	(2,469)	(8,400)	(5,332)
Writedown of assets and lease loss accrual (benefit), net	2,978	1,032	(9,704)
Unrealized loss (gain) on investments	363	7,720	(2,650)
Deferred rent	328	4,761	1,242
Operating activities from discontinued operations	(1,304)	(1,326)	(6,063)
(Increase) decrease in operating assets
Financial instruments owned, at fair value	(2,195,022)	(642,649)	(450,478)
Securities borrowed	(133,637)	(966,592)	(382,569)
Receivable from brokers, dealers and clearing organizations	(147,739)	23,985	(170,641)
Other assets	47,275	(5,901)	(56,013)
Increase (decrease) in operating liabilities
Financial instruments sold, not yet purchased, at fair value	426,938	638,162	254,256
Securities loaned	170,053	(22,281)	550,226
Financial instruments sold under agreements to repurchase	(64,864)	485,184	—
Liability to GNMA trusts, at fair value	1,710,627	—	—
Other secured financings	23,822	35,583	—
Payable to brokers, dealers and clearing organizations	(14,770)	182,282	57,011
Accrued compensation expense	1,154	(17,673)	32,732
Accrued expenses and other liabilities	30,897	1,580	(26,180)

Net cash provided by (used in) operating activities	99,627	(86,537)	20,058

Cash flows from investing activities
Distributions from investments	24,380	37,558	64,303
Purchases of investments	(26,601)	(7,997)	(7,787)
Purchases of fixed assets and leasehold improvements	(38,045)	(48,880)	(42,230)
Purchase of referral rights	—	(3,275)	—
Purchase of customer list	—	(1,000)	—
Purchase of noncontrolling interest	—	(1,000)	—
Purchase of business, net of cash acquired	(625)	(48,133)	—

Net cash (used in) provided by investing activities	(40,891)	(72,727)	14,286

Cash flows from financing activities
Proceeds from term credit agreement	97,838	—	—
Proceeds from issuance of cash convertible notes	—	363,808	—
Repayment of credit facility	—	(140,000)	—
Purchase of call options	—	(73,750)	—
Proceeds from issuance of warrants	—	15,000	—
Stock options exercised	1,000	5,784	11,021
Income tax (provision) benefit related to stock-based compensation	(6,449)	(2,760)	4,374
Cost of common stock repurchased	(58,553)	(60,090)	(33,412)
Financing activities from discontinued operations	—	—	(6,178)

Net cash provided by (used in) financing activities	33,836	107,992	(24,195)

Effect of exchange rate changes on cash and cash equivalents	(508)	(265)	—

Increase (decrease) in cash and cash equivalents	92,064	(51,537)	10,149
Cash and cash equivalents at beginning of period	375,569	427,106	416,957

Cash and cash equivalents at end of period	$467,633	$375,569	$427,106

Supplemental disclosure of cash flow information:
Cash paid for interest	$24,237	$22,068	$4,777

Cash paid for income taxes	$62,116	$59,384	$87,463

The accompanying notes are an integral part of these consolidated financial statements.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Description of the Business

Knight Capital Group, Inc. (collectively with its subsidiaries, “Knight” or the “Company”) is a global financial services firm that provides access to the capital markets across multiple asset classes to a broad network of clients, including buy- and sell-side firms and corporations. The Company seeks to continually apply its expertise and innovation to the market making and trading process to build lasting client relationships through consistent performance and superior client service. In the third quarter of 2011, the Company changed from three operating segments: (i) Equities, (ii) Fixed Income, Currencies and Commodities and (iii) Corporate to four operating segments: (i) Market Making, (ii) Institutional Sales and Trading, (iii) Electronic Execution Services and (iv) Corporate and Other. This change was made to better reflect the current nature of the Company’s offerings and services, its distribution methods and how it manages its businesses. As of December 31, 2011, the Company’s operating segments comprised the following:

Market Making

The Market Making segment principally consists of market making in global equities and listed domestic options. As a market maker, the Company commits capital for trade executions by offering to buy securities from, or sell securities to, institutions and broker-dealers. The Market Making segment primarily includes client, and to a lesser extent, non-client electronic market making activities in which the Company operates as a market maker in equity securities quoted and traded on the Nasdaq Stock Market; the over-the-counter (“OTC”) market for New York Stock Exchange (“NYSE”), NYSE Amex Equities (“NYSE Amex”), NYSE Arca listed securities; and several European exchanges. As a complement to electronic market making, the Company’s cash trading business handles specialized orders and also transacts on the OTC Bulletin Board and the OTC Pink Markets. The segment provides trade executions as an equities Designated Market Maker (“DMM”) on the NYSE and NYSE Amex. The Market Making segment also includes the Company’s option market making business which has expanded trading onto several electronic exchanges.

Institutional Sales and Trading

The Institutional Sales and Trading segment includes global equity and fixed income sales, reverse mortgage origination and securitization, capital markets and asset management activities. The primary business of the Institutional Sales and Trading segment is to execute and facilitate equities and fixed income transactions as agent on behalf of institutional clients, and capital is committed on behalf of clients when needed. This is predominantly a full-service execution business, in which much of the interaction is based on the Company’s client relationships. This segment also facilitates client orders through program and block trades and riskless principal trades and provides capital markets services, including equity and debt private placement.

Electronic Execution Services

The Electronic Execution Services segment offers access to markets and self-directed trading via its electronic agency-based platforms. In contrast to Market Making, the businesses within this segment generally do not act as a principal to transactions that are executed and generally earn commissions for acting as agent between the principals to the trade.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Corporate and Other

The Corporate and Other segment invests in strategic financial services-oriented opportunities, allocates, deploys and monitors all capital, and maintains corporate overhead expenses and all other income and expenses that are not attributable to the other segments. The Corporate and Other segment houses functions that support the Company’s other segments such as self-clearing services, including stock lending activities.

Discontinued Operations

Deephaven Capital Management LLC and its subsidiaries (collectively, “Deephaven”) was formerly the registered investment adviser to, and sponsor of, the Deephaven investment funds (the “Deephaven Funds”). During the first quarter of 2009, Deephaven completed the sale of substantially all of its assets to Stark & Roth, Inc. (together with its affiliates, “Stark”) with Stark agreeing to assume certain limited liabilities of Deephaven. At that time, Deephaven was replaced by Stark as the investment manager, managing member and general partner for the Deephaven Funds and the Company exited the Deephaven business. As a result of this sale, Deephaven was classified as a discontinued operation.

Going Concern

On August 1, 2012, at the open of trading at the NYSE, the Company experienced a technology issue related to its installation of trading software which resulted in the Company sending numerous erroneous orders in NYSE-listed securities into the market. The Company has traded out of its entire erroneous trade position, which resulted in a realized pre-tax loss to the Company of approximately $440 million. This trading software was removed from the Company’s trading systems on August 1, 2012.

As a result of this issue relating to the trading software and the resultant loss, the Company experienced reduced order flow and liquidity pressures, and its capital base was severely impacted. In view of the impact to the Company’s capital base and the resultant loss of customer and counterparty confidence, there is substantial doubt about the Company’s ability to continue as a going concern. In light of this development, the Company, after evaluating and pursuing various strategic alternatives, entered into a securities purchase agreement with several investors on August 5, 2012. Upon the closing of the transactions contemplated by that securities purchase agreement, which is anticipated to occur on August 6, 2012, the investors will purchase an aggregate of $400.0 million of convertible preferred stock. Consequently, the accompanying Consolidated Financial Statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might have resulted from the outcome of this situation.

2.    Significant Accounting Policies

Basis of consolidation and form of presentation

The accompanying Consolidated Financial Statements, prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

Certain reclassifications have been made to the prior years’ Consolidated Financial Statements in order to conform to the current year presentation. Such reclassifications are immaterial to both current and all previously issued financial statements taken as a whole and had no effect on previously reported Net income.

The Company consolidates all of its wholly-owned subsidiaries as well as any investment in which it is considered to be the primary beneficiary of a variable interest entity (“VIE”). The Company performs a qualitative assessment to determine if a VIE should be consolidated. As described in more detail below, the primary attributes the Company assesses include the entity’s capital structure and power. The Company will consolidate a VIE if it has both i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and ii) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. As of December 31, 2011 and December 31, 2010, the Company was not considered to be a primary beneficiary of any VIE.

Cash and cash equivalents

Cash and cash equivalents include money market accounts, which are payable on demand, and short-term investments with an original maturity of less than 90 days. The carrying amount of such cash equivalents approximates their fair value due to the short-term nature of these instruments.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Market making, sales, trading and execution activities

Financial instruments owned and Financial instruments sold, not yet purchased, which relate to market making and trading activities, include listed and OTC equity securities, listed equity options and fixed income securities which are recorded on a trade date basis and carried at fair value. Net trading revenue (trading gains, net of trading losses) and commissions (which includes commission equivalents earned on institutional client orders and HECM loan origination activities) and related expenses are also recorded on a trade date basis. The Company’s third party clearing agreements call for payment or receipt of interest income, net of transaction-related interest charged by clearing brokers, for facilitating the settlement and financing of securities transactions. The Company also nets interest income on its securitized HECM loan inventory against interest expense on its liability to GNMA trusts. Interest income and interest expense which has been netted on the Consolidated Statements of Operations is as follows (in millions):

	For the year ended December 31,
	2011	2010	2009
Interest Income	$48.6	15.2	$4.8
Interest Expense	(43.9)	(13.1)	(6.5)

Interest, net	$4.6	2.1	$(1.7)

Totals may not add due to rounding.

Dividend income relating to securities owned and dividend expense relating to securities sold, not yet purchased, derived from the Company’s market-making activities are included as a component of Net trading revenue on the Consolidated Statements of Operations. Net trading revenue includes dividend income and expense as follows (in millions):

	For the year ended December 31,
	2011	2010	2009
Dividend Income	$21.8	$24.0	$24.3

Dividend Expense	$(23.2)	$(17.6)	$(22.3)

Payments for order flow represent payments to broker-dealer clients, in the normal course of business, for directing their order flow in U.S. equities and options to the Company. Also included in Payments for order flow are fees paid to third party brokers with respect to wholesale loan production at Urban.

Fair value of financial instruments

The Company values its financial instruments using a hierarchy of fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The fair value hierarchy can be summarized as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•	Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Changes in fair value are recognized in earnings each period for financial instruments that are carried at fair value. See Footnote 3 “Fair Value of Financial Instruments” for a description of valuation methodologies applied to the classes of financial instruments at fair value.

Securitization activities

During the first quarter of 2011, the Company began securitizing HECMs under its GNMA issuance authority. Securitization and transfer of financial assets are generally accounted for as sales when an issuer has relinquished control over the transferred assets. Based upon the current structure of the GNMA securitization program, the Company believes that it has not relinquished control over the transferred assets and therefore its securitizations fail to meet the GAAP criteria for sale accounting. As such, the Company continues to recognize the HECMs in Financial instruments owned, at fair value, and the Company recognizes a corresponding liability in Liability to GNMA trusts, at fair value on the Consolidated Statements of Financial Condition. The associated change in fair value of the securitized HECM loan inventory is recorded in Investment income (loss) and other, net on the Consolidated Statements of Operations.

Collateralized agreements and financings

Collateralized agreements consist of securities borrowed. Collateralized financings consist of securities loaned, financial instruments sold under agreements to repurchase, liability to GNMA trusts, at fair value and other secured financings.

•

Securities borrowed and securities loaned transactions are accounted for as collateralized financing transactions and are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions facilitate the securities settlement process and require the Company to deposit cash or other collateral with the lender. Securities loaned transactions help finance the Company’s securities inventory whereby the Company lends stock to counterparties in exchange for the receipt of cash or other collateral from the borrower. In these transactions, the Company receives or lends cash or other collateral in an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of securities borrowed or loaned on a daily basis, with additional collateral obtained or refunded as necessary.

•

Financial instruments sold under agreements to repurchase are accounted for as collateralized financing transactions and are used to finance inventories of securities and other financial instruments and are recorded at their contractual amount. The Company has entered into bilateral and tri-party term and overnight repurchase agreements which bear interest at negotiated rates. The Company receives cash and makes delivery of financial instruments to a custodian who monitors the market value of these instruments on a daily basis. The market value of the instruments delivered must be equal to or in excess of the principal amount loaned under the repurchase agreements plus the agreed upon margin requirement. The custodian may request additional collateral, if appropriate.

•	Liability to GNMA trusts, at fair value, represents the liability associated with the Company’s securitization of HECMs where the securitization does not meet the GAAP criteria for sale treatment.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

•

Other secured financings are additional contractual agreements used to finance financial instruments and other assets and are recorded at their contractual amount. These agreements are short-term with durations of typically less than a month and bear interest at negotiated rates. The Company receives cash and pledges financial instruments to banks as collateral for these secured financing arrangements. The market value of the collateral delivered must be in excess of the principal amount loaned plus the agreed upon margin requirement under the secured financings. The banks may request additional collateral, if appropriate.

The Company’s collateralized agreements and financings are recorded at amounts that approximate fair value. These items are not materially sensitive to shifts in interest rates because they are short-term in nature and are fully collateralized.

Investments

Investments primarily comprise strategic investments and deferred compensation investments. Strategic investments include noncontrolling equity ownership interests and debt instruments held by the Company within its non-broker-dealer subsidiaries, primarily in financial services-related businesses. Strategic investments are accounted for under the equity method, at cost or at fair value. The equity method of accounting is used where the Company is considered to exert significant influence on the investee. Strategic investments are held at cost, less impairment if any, when the Company is not considered to exert significant influence on operating and financial policies of the investee. Deferred compensation investments primarily consist of mutual funds, which are accounted for at fair value.

Strategic investments are reviewed on an ongoing basis to ensure that the carrying values of the investments have not been impaired. If the Company determines that an impairment loss on a strategic investment has occurred due to a decline in fair value or other market conditions, the investment is written down to its estimated fair value.

The Company maintains a deferred compensation plan related to certain employees and directors. This plan provides a return to the participants based upon the performance of various investments. In order to hedge its liability under this plan, the Company generally acquires the underlying investments and holds such investments until the deferred compensation liabilities are satisfied. Changes in value of such investments are recorded in Investment income (loss) and other, net, with a corresponding charge or credit to Employee compensation and benefits on the Consolidated Statements of Operations.

Goodwill and intangible assets

The Company tests goodwill and intangible assets with an indefinite useful life for impairment annually or when an event occurs or circumstances change that signifies the existence of an impairment. The Company amortizes other intangible assets on a straight line basis over their estimated useful lives and tests for recoverability whenever events indicate that the carrying amounts may not be recoverable.

Treasury stock

The Company records its purchases of treasury stock at cost as a separate component of stockholders’ equity. The Company obtains treasury stock through purchases in the open market or

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

through privately negotiated transactions. The Company may re-issue treasury stock, at average cost, for the acquisition of new businesses or, in certain instances, as inducement grants to new hires or grants to consultants.

Foreign currency translation and foreign currency forward contracts

The Company’s U.K. subsidiary utilizes the Pound Sterling as its functional currency while the Company’s Hong Kong subsidiary utilizes the Hong Kong dollar as its functional currency. For all other entities, the Company’s functional currency is the U.S. dollar.

Assets and liabilities of foreign subsidiaries having non-U.S. dollar functional currencies are translated at exchange rates at the end of a period. Revenues and expenses are translated at average exchange rates during the period. Gains and losses resulting from translating foreign currency financial statements into U.S. dollars are included in Accumulated other comprehensive loss on the Consolidated Statements of Financial Condition. Gains or losses resulting from foreign currency transactions are included in Investment income (loss) and other, net on the Company’s Consolidated Statements of Operations. For year ended December 31, 2011 and 2010, a gain of $0.2 million and a loss of $0.3 million, respectively, were recorded in Investment income (loss) and other, net on the Company’s Consolidated Statements of Operations.

The Company seeks to reduce the impact of fluctuations in foreign exchange rates on its net investment in certain non-U.S. operations through the use of foreign currency forward contracts. For foreign currency forward contracts designated as hedges, the Company assesses the risk management objectives and strategy, including identification of the hedging instrument, the hedged item and the risk exposure and how effectiveness is to be assessed prospectively and retrospectively. The ineffectiveness of the hedge is assessed based on the overall changes in the fair value of the forward contracts. For qualifying net investment hedges, the gains or losses, to the extent effective, are included in Accumulated other comprehensive loss on the Consolidated Statements of Financial Condition. The ineffective portion, if any, is recorded in Investment income (loss) and other, net on the Consolidated Statements of Operations.

Soft dollar expense

Under a commission management program, the Company allows institutional clients to allocate a portion of their gross commissions to pay for research and other services provided by third parties. As the Company acts as an agent in these transactions, it records such expenses on a net basis within Commissions and fees on the Consolidated Statements of Operations.

Depreciation, amortization and occupancy

Fixed assets are depreciated on a straight-line basis over their estimated useful lives of three to seven years. Leasehold improvements are being amortized on a straight-line basis over the shorter of the term of the related office lease or the expected useful life of the assets. The Company capitalizes certain costs associated with the acquisition or development of internal-use software and amortizes the software over its estimated useful life of three years, commencing at the time the software is placed in service. The Company reviews fixed assets and leasehold improvements for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

The Company recognizes rent expense under operating leases with fixed rent escalations, lease incentives and free rent periods on a straight-line basis over the lease term beginning on the date the Company takes possession of or controls the use of the space, including during free rent periods.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Lease loss accrual

The Company’s policy is to identify excess real estate capacity and where applicable, accrue for related future costs, net of estimated sub-lease income. In the event the Company is able to sublease the excess real estate after recording a lease loss, such accrual is adjusted to the extent the actual terms of sub-leased property differ from the assumptions used in the calculation of the accrual. In the event that the Company concludes that previously determined excess real estate is needed for the Company’s use, such lease loss accrual is adjusted accordingly. Any such adjustments to previous lease loss accruals are recorded in Writedown of assets and lease loss accrual (benefit), net on the Consolidated Statements of Operations.

Income taxes

The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and measures them using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. The Company evaluates the recoverability of future tax deductions by assessing the adequacy of future expected taxable income from all sources, including reversal of temporary differences and forecasted operating earnings. Net deferred tax assets and liabilities are included in Other assets and Accrued expenses and other liabilities, respectively, on the Consolidated Statements of Financial Condition.

Discontinued operations

Revenues and expenses associated with a separate segment or reporting unit that has been disposed of through closure or sale are included in Loss from discontinued operations, net of tax on the Consolidated Statements of Operations. Assets and liabilities of discontinued operations are included in Other assets and Accrued expenses and other liabilities, respectively, on the Consolidated Statements of Financial Condition. Cash flows from discontinued operations are presented on the Consolidated Statements of Cash Flows within operating, investing and financing activities, as applicable.

Stock-based compensation

Stock-based compensation is measured based on the grant date fair value of the awards. These costs are amortized over the requisite service period, which is typically the vesting period.

Expected forfeitures are considered in determining stock-based employee compensation expense. For all periods presented, the Company recorded a benefit for expected forfeitures on all outstanding stock-based awards. The benefit recorded did not have a material impact on the results of operations in any of the periods presented.

The Company applies a non-substantive vesting period approach for stock-based awards whereby the expense is accelerated for those employees and directors that receive options and restricted stock units (“RSUs”) and are eligible to retire prior to the options or RSUs vesting.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Variable Interest Entities

A VIE is an entity that lacks one or more of the following characteristics (i) the total equity investment at risk is sufficient to enable the entity to finance its activities independently and (ii) the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity. The Company has a controlling financial interest and will consolidate a VIE if it has both (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

VIEs generally finance the purchase of assets by issuing debt and equity securities that are either collateralized by or indexed to the assets held by the VIE. The debt and equity securities issued by a VIE may include tranches of varying levels of subordination. The Company’s involvement with VIEs includes purchased interests and commitments to VIEs.

The Company is principally involved with VIEs through the following business activities:

•	Mortgage-Backed Securities (“MBS”)—The Company purchases and sells beneficial interests issued by mortgage-backed VIEs in connection with its trading activities

•	Securitized HECM loan inventory—The Company sells HECM loans to GNMA trusts which have the characteristics of a VIE and retains certain commitments and obligations to these trusts

Nonconsolidated VIEs

The Company’s exposure to the obligations of VIEs is generally limited to its interests in these entities. Nonconsolidated VIEs are aggregated based on principal business activity.

•	For MBS, the maximum exposure to loss is the carrying value of these interests

•	For Securitized HECM loan inventory, the maximum exposure to loss is the value of the obligations as issuer and servicer to the GNMA trust

The carrying values of the Company’s variable interests in nonconsolidated VIEs are included in the Consolidated Statements of Financial Condition as follows:

•	MBS are included within Financial instruments owned, at fair value

•	Securitized HECM loan inventory VIEs are captured in the valuation of the Securitized HECM loan inventory and the Liability to GNMA trusts, at fair value

The following table presents the Company’s nonconsolidated VIEs at December 31, 2011 (in millions):

	December 31, 2011
	Securitized HECM loan inventory	MBS
Carrying value of the VIEs
Assets	$—	$16.4
Liabilities	2.3	—
Maximum exposure to loss in nonconsolidated VIEs
Commitments	12.9	—
Purchased interests	—	16.4

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Accounting Standards Updates

In April 2011, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standard Update (“ASU”) that changes the existing rules for determining when a repurchase agreement should be accounted for as a sale of financial assets or as a secured borrowing. Under this ASU, if a transferor maintains effective control over the transferred financial assets and if there is an agreement that entitles and obligates the transferor to repurchase the financial assets before maturity, the transferor must account for the transaction as a secured borrowing. This ASU is effective prospectively for interim and annual periods beginning on or after December 15, 2011. As the Company accounts for all of its repurchase agreements as secured borrowings based on the terms of the agreements, the adoption of this ASU will not have an impact on its Consolidated Financial Statements.

In May 2011, the FASB issued an ASU to conform existing guidance regarding fair value measurement and related disclosures between U.S. GAAP and International Financial Reporting Standards. The ASU provides guidance on how to measure fair value and additional disclosure requirements. Additional disclosure requirements include transfers between Levels 1 and 2; and for Level 3 fair value measurements, a description of the companies’ valuation processes and additional information about unobservable inputs impacting Level 3 measurements. This ASU is effective prospectively for interim and annual periods beginning on or after December 15, 2011. Other than the change in presentation, the Company has determined that the adoption of this ASU will not have an impact on its Consolidated Financial Statements.

In June 2011, the FASB issued an ASU related to the presentation of comprehensive income. The ASU will give companies an option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements; the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. This ASU is effective prospectively for interim and annual periods beginning on or after December 15, 2011. Early adoption is permitted. Other than the change in presentation, the Company has determined that the adoption of this ASU will not have an impact on its Consolidated Financial Statements.

In September 2011, the FASB issued an ASU that changed the guidance regarding the testing of goodwill for impairment. The new guidance provides a company the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If a company determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit, if any. This ASU is effective prospectively for interim and annual periods beginning on or after December 15, 2011. Early adoption is permitted. The Company has determined that this ASU will not have an impact on its Consolidated Financial Statements.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

In December 2011, the FASB issued an ASU that requires additional disclosure requirements about financial assets and liabilities that are subject to netting arrangements. Under the ASU, financial assets and liabilities must be disclosed at their respective gross asset and liability amounts, the amounts offset on the balance sheet and a description of the respective netting arrangements. The new disclosures are required for annual reporting periods beginning on or after January 1, 2013, and are to be applied retrospectively. Other than the change in presentation, the Company has determined that the adoption of this ASU will not have an impact on its Consolidated Financial Statements.

3.    Fair Value of Financial Instruments

The Company’s financial instruments recorded at fair value have been categorized based upon a fair value hierarchy in accordance with accounting standards, as described in Footnote 2 “Significant Accounting Policies.” The following fair value hierarchy table presents information about the Company’s financial assets and liabilities measured at fair value (in millions):

	Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2011	Level 1	Level 2	Level 3	Total
Assets
Financial instruments owned, at fair value:
Equities(1)	$1,416.1	$—	$—	$1,416.1
Listed equity options	280.4	—	—	280.4
U.S. government obligations	44.3	—	—	44.3
Corporate debt(2)	73.9	—	—	73.9
Mortgage-backed securities	16.4	—	—	16.4
Loan inventory	—	206.6	—	206.6
Purchased call options	—	17.5	—	17.5
Foreign currency forward contracts	—	4.0	—	4.0
Securitized HECM loan inventory(3)	—	1,722.6	—	1,722.6

Total Financial instruments owned, at fair value	1,831.1	1,950.7	—	3,781.8
Deferred compensation investments(4)	—	20.4	—	20.4
Investment in Deephaven Funds(4)	—	1.3	—	1.3

Total fair value of financial instrument assets	$1,831.1	$1,972.4	$—	$3,803.5

Liabilities
Financial instruments sold, not yet purchased, at fair value:
Equities(1)	$1,369.8	$—	$—	$1,369.8
Listed equity options	254.5	—	—	254.5
U.S. government obligations	10.6	—	—	10.6
Corporate debt(2)	52.4	—	—	52.4
Embedded conversion derivative	—	17.5	—	17.5
Total return swap	—	17.0	—	17.0

Total Financial instruments sold, not yet purchased, at fair value	1,687.3	34.6	—	1,721.9
Liability to GNMA trusts, at fair value(3)	—	1,710.6	—	1,710.6

Total fair value of financial instrument liabilities	$1,687.3	$1,745.2	$—	$3,432.5

(1)	Equities of $400.6 million have been netted by their respective long and short positions by CUSIP number.
(2)	Corporate debt of $0.4 million has been netted by respective long and short positions by CUSIP number.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(3)	Represents HECMs that have been securitized into HMBS where the securitization is not accounted for as a sale of the underlying HECMs. See Securitized HECM loan inventory below for full description.
(4)	Deferred compensation investments and investment in the Deephaven Funds are included within Investments on the Consolidated Statements of Financial Condition. Excluded from deferred compensation investments is $1.1 million of Level 2 assets which relate to discontinued operations and are included within Other assets on the Consolidated Statements of Financial Condition.

Totals may not add due to rounding.

	Assets and Liabilities Measured at Fair Value on a Recurring Basis
December 31, 2010	Level 1	Level 2	Level 3	Total
Assets
Financial instruments owned, at fair value:
Equities(1)	$1,299.1	$—	$—	$1,299.1
Listed equity options	41.8	—	—	41.8
U.S. government obligations	3.8	—	—	3.8
Corporate debt(2)	11.1	—	—	11.1
Mortgage-backed securities	22.8	39.6	—	62.4
Loan inventory	—	146.5	—	146.5
Purchased call options	—	33.9	—	33.9
Foreign currency forward contracts	—	4.6	—	4.6

Total Financial instruments owned, at fair value	1,378.6	224.6	—	1,603.1
Deferred compensation investments(3)	—	17.3	—	17.3
Investment in Deephaven Funds(3)	—	3.6	—	3.6

Total fair value of financial instrument assets	$1,378.6	$245.5	$—	$1,624.1

Liabilities
Financial instruments sold, not yet purchased, at fair value:
Equities(1)	$1,164.7	$—	$—	$1,164.7
Listed equity options	40.6	—	—	40.6
U.S. government obligations	54.4	—	—	54.4
Corporate debt(2)	6.3	—	—	6.3
Embedded conversion derivative	—	33.9	—	33.9
Total return swap	—	11.5	—	11.5

Total fair value of financial instrument liabilities	$1,266.0	$45.4	$—	$1,311.3

(1)	Equities of $293.7 million have been netted by their respective long and short positions by CUSIP number.
(2)	Corporate debt of $0.1 million has been netted by respective long and short positions by CUSIP number.
(3)	Deferred compensation investments and investment in the Deephaven Funds are included within Investments on the Consolidated Statements of Financial Condition. Excluded from deferred compensation investments is $2.7 million of Level 2 assets which relate to discontinued operations and are included within Other assets on the Consolidated Statements of Financial Condition. Totals may not add due to rounding.

The Company’s equities, U.S. government obligations, rated corporate debt, listed equity options and actively traded mortgage-backed securities will generally be classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices or broker or dealer quotations with reasonable levels of price transparency.

The types of instruments that trade in markets that are not considered to be active, but are valued based on observable inputs such as quoted market prices or alternative pricing sources with reasonable levels of price transparency are generally classified within Level 2 of the fair value hierarchy.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Certain instruments are classified within Level 3 of the fair value hierarchy because they trade infrequently and therefore have little or no price transparency. For those instruments that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. As of December 31, 2011 and December 31, 2010, the Company did not hold any financial instruments that met the definition of Level 3.

There were no transfers of financial instruments between levels of the fair value hierarchy for any periods presented.

As of December 31, 2011 and 2010, the Company’s loan inventory, foreign currency forward contracts, certain mortgage-backed securities, purchased call options and embedded conversion derivative related to its long-term debt (see Footnote 9 “Long-Term Debt”), deferred compensation investments and its remaining investment in the Deephaven Funds are classified within Level 2 of the fair value hierarchy.

The following is a description of the valuation basis, techniques and significant inputs used by the Company in valuing its Level 2 assets:

Loan inventory

The Company’s loan inventory primarily comprises newly issued HECMs that it has originated or purchased and for which the Company has elected to account for at fair value. Significant inputs that are used in determining fair value include LIBOR and U.S. treasury interest rates, weighted average coupon and pricing of actively-traded HMBS and dealer quotations for HECMs.

Securitized HECM loan inventory

Securitized HECM loan inventory comprises HECMs that the Company has securitized into HMBS. The Company has recorded the securitized loans in Financial instruments owned, at fair value and a corresponding liability recorded as Liability to GNMA trusts, at fair value, on its Consolidated Statement of Financial Condition at December 31, 2011. As of December 31, 2011 all of the HMBS created by the Company have been sold to third parties. Significant inputs that are used in determining fair value include LIBOR and U.S. treasury interest rates, weighted average coupon and pricing of actively-traded HMBS and dealer quotations for HECMs.

Foreign currency forward contracts

At December 31, 2011 and 2010, the Company had a foreign currency forward contract with a notional value of 75.0 million British pounds which is used to hedge the Company’s investment in its U.K. subsidiary. As of December 31, 2011, the Company has a foreign currency forward contract with a notional value of 6.0 million Euros which is used as an economic hedge against a strategic investment that is denominated in Euros. The fair value of the contracts was determined based upon spot foreign exchange rates, LIBOR interest rates and dealer quotations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Mortgage-backed securities

The Company’s mortgage-backed securities that are not actively traded are priced based upon dealer quotations, prices observed from recently executed transactions and cash flow models that incorporate LIBOR forward interest rates, weighted average coupon, weighted average loan age, loan to value and other observable inputs.

Purchased call options and embedded conversion derivative

The fair value of the purchased call options and embedded conversion derivative are determined using an option pricing model based on observable inputs such as implied volatility of the Company’s common stock, risk-free interest rate, and other factors.

Deferred compensation investments

Deferred compensation investments comprise investments in liquid mutual funds that the Company acquires to hedge certain of its obligations to employees and directors under certain non-qualified deferred compensation arrangements. These mutual fund investments can generally be redeemed at any time and are valued based upon quoted market prices.

Investment in the Deephaven Funds

Investment in the Deephaven Funds represents our residual investment in certain funds that were formerly managed by Deephaven. These investments are in liquidation and are valued based upon fair value of the underlying investments within such funds.

Fair value of derivative instruments

The following tables summarize the fair value of derivative instruments in the Consolidated Statements of Financial Condition and the effect of changes in fair value on the Consolidated Statements of Operations (in millions):

	Statements of Financial Condition Location	Fair Value as of December 31,
		2011	2010
Asset Derivatives
Derivative instruments not designated as hedging instruments:	Financial instruments owned, at fair value
Purchased call options		$17.5	$33.9
Listed equity options(1)		280.4	41.8
Foreign currency forward contracts		0.5	—

		$298.4	$75.7

Derivative instruments designated as hedging instruments:	Financial instruments owned, at fair value
Foreign currency forward contracts		$3.5	$4.6

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

	Statements of Financial Condition Location	Fair Value as of December 31,
		2011	2010
Liability Derivatives
Derivative instruments not designated as hedging instruments:	Financial instruments sold, not yet purchased, at fair value
Embedded conversion derivative		$17.5	$33.9
Listed equity options(1)		254.5	40.6
Total return swap(2)		17.0	11.5

		$289.1	$86.0

(1)	As of December 31, 2011, the Company held 1.3 million long and 1.5 million short listed equity option contracts. As of December 31, 2010, the Company held 0.2 million long and 0.3 million short listed equity option contracts. The contracts are not subject to collateral requirements and are not netted.
(2)	The total return swap liability is offset by an asset which is included in Financial Instruments owned, at fair value on the Company’s Consolidated Statements of Financial Condition.

Totals may not add due to rounding.

	Financial Statements Location	Gain (Loss) Recognized For the year ended December 31,
		2011	2010	2009
Derivative instruments not designated as hedging instruments:
Purchased call options	Investment income (loss) and other, net	$(16.4)	$(48.1)	$—
Listed equity options	Net trading revenue	24.7	0.5	(8.6)
Embedded conversion derivative	Investment income (loss) and other, net	16.4	48.1	—
Total return swap(1)	Investment income (loss) and other, net	(5.5)	—	—
Foreign currency forward contracts	Investment income (loss) and other, net	1.2	—	—

		$20.4	$0.5	$(8.6)

Derivative instruments designated as hedging instruments:
Foreign currency forward contracts	Accumulated other comprehensive loss	$(0.2)	$(1.1)	$—

(1)	Loss on the total return swap is offset by an equal gain on the underlying position which is recorded in Investment income (loss) and other, net on the Company’s Consolidated Statements of Operations.

Totals may not add due to rounding.

4.    Collateralized Transactions

The Company receives financial instruments as collateral in connection with securities borrowed. Such financial instruments generally consist of equity and convertible securities but may include obligations of the U.S. government, federal agencies, sovereignties and corporations. In most cases,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

the Company is permitted to deliver or repledge these financial instruments in connection with securities lending and other secured financings and meeting settlement requirements.

As of December 31, 2011, the fair value of financial instruments received as collateral by the Company that it was permitted to deliver or repledge was $1.29 billion, of which $1.23 billion had been delivered or repledged (of which $275.9 million could be further repledged by the receiving counterparty).

As of December 31, 2010, the fair value of financial instruments received as collateral by the Company that it was permitted to deliver or repledge was $1.13 billion, of which $1.09 billion had been delivered or repledged (of which $242.3 million could be further repledged by the receiving counterparty).

The Company also pledges assets that it owns to counterparties who, in turn, are permitted to deliver or repledge them. Financial instruments pledged to counterparties that have the right to deliver or repledge them were $2.12 billion and $269.1 million at December 31, 2011 and December 31, 2010, respectively, and are included in Financial instruments owned, at fair value on the Consolidated Statements of Financial Condition.

The Company enters into collateralized transactions in order to finance securities positions and loan inventory. Under these transactions, the Company pledges certain financial instruments owned to collateralize repurchase agreements and other secured financings. Financial instruments owned and pledged to counterparties that did not have the right to sell or repledge such financial instruments consisted of equity securities and loans with a fair value of $550.9 million and $543.3 million, respectively as of December 31, 2011 and December 31, 2010, respectively, and are included in Financial instruments owned, at fair value on the Consolidated Statements of Financial Condition. Repurchase agreements and other secured financings are short-term and mature within one year.

5.    Receivable from and Payable to Brokers, Dealers and Clearing Organizations

Amounts receivable from and payable to brokers, dealers and clearing organizations consist of the following (in millions):

	December 31,
	2011	2010
Receivable:
Clearing organizations and other	$554.0	$373.6
Securities failed to deliver	69.9	102.5

	$623.9	$476.2

Payable:
Clearing organizations and other	$306.7	$296.8
Securities failed to receive	15.9	40.6

	$322.7	$337.4

Totals may not add due to rounding.

Management believes that the carrying value of amounts receivable from and payable to brokers, dealers and clearing organizations approximates fair value since they are short term in nature.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

6.    Fixed Assets and Leasehold Improvements

Fixed assets and leasehold improvements comprise the following (in millions):

	Depreciation Period	December 31,
		2011	2010
Computer hardware and software	3 years	$126.9	$109.5
Leasehold improvements	*	114.4	103.9
Telephone systems	5 years	10.5	8.9
Furniture and fixtures	7 years	13.9	11.8
Trading systems and equipment	5 years	1.8	2.1

		267.5	236.2
Less—Accumulated depreciation and amortization		156.0	118.6

		$111.5	$117.6

*-Shorter	of life of lease or useful life of assets

7.    Investments

Investments include strategic investments, deferred compensation investments related to employee and director deferred compensation plans and investment in Deephaven Funds. Investments consist of the following (in millions):

	December 31,
	2011	2010
Strategic investments:
Investments accounted for under the equity method	$59.7	$60.2
Investment, held at cost	1.7	—
Common stock of private companies representing less than 20% equity ownership held at adjusted cost	—	0.3

Total Strategic investments	61.5	60.4
Deferred compensation investments	20.4	17.3
Investment in Deephaven Funds	1.3	3.6

Total Investments	$83.2	$81.3

Totals may not add due to rounding.

Included in the investments accounted for under the equity method at December 31, 2011 and December 31, 2010 is an equity investment in Direct Edge of $29.1 million and $46.0 million, respectively. See Footnote 2 “Significant Accounting Policies” for a discussion of valuation of Strategic investments.

8.    Goodwill and Intangible Assets

Goodwill

Goodwill and intangible assets with an indefinite useful life are tested for impairment annually or when an event occurs or circumstances change that signifies the existence of impairment. As part of the test for impairment, the Company considers the profitability of the respective segment or reporting

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

unit, an assessment of the fair value of the respective segment or reporting unit as well as the overall market value of the Company compared to its net book value. In June 2011, the Company tested for the impairment of goodwill as part of its annual assessment and concluded that there was no impairment at that time. Subsequently, during the third quarter of 2011, as a result of a corporate restructuring the Company wrote off Goodwill of $1.0 million in the Corporate and Other segment. See Footnote 12 “Restructuring, Writedown of assets and lease loss accrual (benefit), net” for further discussion of the restructuring charge.

No other events occurred in 2011 or 2010 that would indicate that the carrying amounts of the Company’s goodwill may not be recoverable.

The following table summarizes the Company’s Goodwill as of December 31, 2011 and 2010 (in millions):

	December 31,
	2011	2010
Market Making
Purchase of Trimark business	$10.1	$10.1
Purchase of Kellogg DMM business units	9.1	9.0
Purchase of Tradetech business	3.0	3.0
Purchase of remaining shares in Knight Roundtable Europe	2.5	2.5

Total	24.7	24.6

Institutional Sales and Trading
Purchase of Libertas business	114.3	114.3
Purchase of Urban business	17.8	17.8
Purchase of Astor business	12.1	12.1
Purchase of Donaldson business	3.6	3.6

Total	147.7	147.7

Electronic Execution Services
Purchase of Hotspot business	55.7	55.7
Purchase of EdgeTrade business	51.7	51.7
Purchase of Direct Trading business	43.8	43.8
Purchase of ValuBond business	14.2	14.2

Total	165.4	165.4

Corporate and Other
Other	—	1.0

Total	—	1.0

Consolidated Total	$337.8	$338.7

Intangible Assets

Intangible assets primarily represent client relationships and are amortized over their estimated remaining useful lives, the majority of which have been determined to range from two to 20 years. The weighted average remaining life of the Company’s intangible assets at both December 31, 2011 and December 31, 2010 is approximately 11 years.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Amortizable intangibles are tested for recoverability on an annual basis and whenever events indicate that the carrying amounts may not be recoverable. In 2011, a portion of customer relationships within the Institutional Sales and Trading segment with an unamortized cost of $1.3 million was written off as a result of a the corporate restructuring. See Footnote 12 “Restructuring, Writedown of assets and lease loss accrual (benefit), net” for further discussion of the restructuring charge. In 2010, the Company discontinued the use of the Libertas trade name and wrote off the remaining book value of $0.3 million.

No other events occurred in 2011 or 2010 that would indicate that the carrying amounts of the Company’s intangible assets may not be recoverable.

The following table summarizes the Company’s Intangible assets, net of accumulated amortization as of December 31, 2011 and 2010 by segment and type (in millions):

	December 31,
	2011	2010
Market Making
Trading rights	$25.3	$27.6

Total	25.3	27.6

Institutional Sales and Trading
Customer and broker relationships	24.2	31.7
Trade names	1.4	1.5
Other	3.9	4.9

Total	29.4	38.1

Electronic Execution Services
Customer and broker relationships	26.7	30.5
Trade names	6.2	6.7
Other	5.2	7.0

Total	38.2	44.1

Consolidated Total	$92.9	$109.8

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

		December 31,
		2011	2010
Customer and broker relationships(1)	Gross carrying amount	$93.6	$95.1
	Accumulated amortization	(42.7)	(32.8)

	Net carrying amount	50.9	62.2

Trading Rights(2)	Gross carrying amount	28.5	28.6
	Accumulated amortization	(3.2)	(1.0)

	Net carrying amount	25.3	27.6

Trade names(3)	Gross carrying amount	9.8	9.8
	Accumulated amortization	(2.2)	(1.7)

	Net carrying amount	7.6	8.1

Other(4)	Gross carrying amount	18.8	18.5
	Accumulated amortization	(9.6)	(6.6)

	Net carrying amount	9.2	11.9

Total	Gross carrying amount	150.7	152.0
	Accumulated amortization	(57.8)	(42.2)

	Net carrying amount	$92.9	$109.8

(1)	Customer and broker relationships primarily relate to the Donaldson, Direct Trading, Hotspot, EdgeTrade, Libertas, Urban and Astor acquisitions. The weighted average remaining life is approximately 10 years as of December 31, 2011 and December 31, 2010. Lives may be reduced depending upon actual retention rates.
(2)	Trading rights provide the Company with the rights to trade on certain exchanges. The weighted average remaining life is approximately 14 years as of December 31, 2011 and December 31, 2010.
(3)	Trade names relate to the acquisitions of Hotspot, EdgeTrade and Urban. The weighted average remaining life is approximately 14 years as of December 31, 2011 and 15 years as of December 31, 2010.
(4)	Other primarily includes technology and non-compete agreements acquired by the Company. The weighted average remaining life is approximately two and three years as of December 31, 2011 and December 31, 2010, respectively.

Totals may not add due to rounding.

The following table summarizes the Company’s amortization expense relating to intangible assets (in millions):

	For the year ended December 31,
	2011	2010	2009
Amortization Expense	$15.8	$12.8	$10.8

As of December 31, 2011, the following table summarizes the Company’s estimated amortization expense for future years (in millions):

Amortization expense
For the year ended December 31, 2012	15.7
For the year ended December 31, 2013	12.9
For the year ended December 31, 2014	10.2
For the year ended December 31, 2015	8.1
For the year ended December 31, 2016	5.3

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

9.    Long-Term Debt

The Company’s Long-Term Debt as of December 31, 2011 and 2010 is as follows (in millions):

	December 31,
	2011	2010
Term Credit Agreement	$100.0	$—
Convertible Notes	324.3	311.1

	$424.3	$311.1

Credit Agreements

On June 29, 2011, the Company, as borrower, entered into a $100.0 million three-year Term Loan Credit Agreement (the “Term Credit Agreement”) with a consortium of banks. The Company, as guarantor, also entered into a $200.0 million one-year Revolving Credit Agreement (the “Revolving Credit Agreement” and together with the Term Credit Agreement, the “Credit Agreements”) with the same consortium of banks with Knight Execution & Clearing Services LLC (“KECS”) and Knight Capital Americas, L.P. (“KCA”), wholly owned subsidiaries of the Company, as borrowers.

Term Credit Agreement

The proceeds of the Term Credit Agreement are being used for general corporate purposes. As of December 31, 2011, the Company has borrowed all the funds under the Term Credit Agreement. Borrowings under the Term Credit Agreement bear interest at variable rates as determined at the Company’s election, at LIBOR or a base rate, in each case, plus an applicable margin of (a) for each LIBOR loan, 2.50% or 3.00% per annum or (b) for each base rate loan, 1.50% or 2.00% per annum (in each case, depending on the Company’s leverage ratio). As of December 31, 2011, the interest rate was 2.80% per annum, which is based on the one month LIBOR rate plus 2.5%. Interest is paid monthly. The Term Credit Agreement is repayable in three installments as follows: $25.0 million on June 28, 2013, $25.0 million on December 27, 2013 and $50.0 million on June 27, 2014.

Under the Term Credit Agreement, substantially all of the Company’s material subsidiaries (the “Guarantors”), other than its foreign subsidiaries, excluded regulated subsidiaries (which include registered broker-dealer subsidiaries) and subsidiaries thereof, guarantee the repayment of loans made pursuant to the Term Credit Agreement. The Term Credit Agreement is secured by substantially all of the assets of the Company and the Guarantors unless and until the Company obtains an investment grade rating.

Revolving Credit Agreement

The Revolving Credit Agreement comprises two classes of loans: Borrowing Base A and Borrowing Base B. The proceeds of the Borrowing Base A Loans are available to KECS and KCA and may be used to meet the short-term liquidity needs of KECS and KCA arising in the ordinary course of clearing and settlement activity. The proceeds of the Borrowing Base B Loans are only available to KECS and can only be used to fund National Securities Clearing Corporation (“NSCC”) margin deposits.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Borrowings under the Revolving Credit Agreement bear interest at a rate equal to the greater of the federal funds rate or the one month LIBOR rate plus (a) for each Borrowing Base A Loan, a margin of 1.50% per annum and (b) for Borrowing Base B Loans, a margin of 2.0% per annum. Interest is payable quarterly. As of December 31, 2011, there were no outstanding borrowings under the Revolving Credit Agreement. Any amounts borrowed under the Revolving Credit Agreement are repayable on June 27, 2012.

The Company is charged an annual commitment fee of 0.25% on the average daily amount of the unused portion of the Revolving Credit Agreement. Depending on each borrowing base, availability under the Revolving Credit Agreement is limited to either (i) a percentage of the market value of temporary positions pledged as collateral in the case of Borrowing Base A Loans, or (ii) a percentage of the margin deposit required by the NSCC in the case of Borrowing Base B Loans.

Among other restrictions, the Credit Agreements include customary representations, warranties, affirmative and negative covenants related to (a) liens, (b) financial covenant requirements for maintaining a consolidated leverage ratio and a liquidity ratio, as well as requirements for maintaining minimum levels of tangible net worth and regulatory capital, and (c) restrictions on investments, dispositions and other restrictions and events of default customary for financings of these types. As of December 31, 2011, the Company was in compliance with all covenants under the Credit Agreements.

In connection with the Credit Agreements, the Company incurred issuance costs of $2.2 million. The issuance costs are recorded within Other assets on the Consolidated Statements of Financial Condition and are amortized over the term of the Credit Agreements.

Cash Convertible Senior Subordinated Notes

In March 2010, the Company issued $375.0 million of Cash Convertible Senior Subordinated Notes (the “Notes”) due on March 15, 2015 in a private offering exempt from registration under the Securities Act of 1933, as amended. At the same time, the Company entered into hedge transactions effected through the purchase of options and sale of warrants designed to limit shareholder dilution up to a price of $31.50 per share.

The Notes bear interest at a rate of 3.50% per year, payable semi-annually in arrears, on March 15 and September 15 of each year, commencing on September 15, 2010 and will mature on March 15, 2015, subject to earlier repurchase or conversion. In connection with the issuance of the Notes, the Company recognized an original issue discount of $73.8 million which is being accreted to interest expense over the term of the Notes, resulting in an effective annual interest rate of the Notes of approximately 7.9%. The Notes, net of unamortized original issue discount are reported as Long-term debt in the Company’s Consolidated Statements of Financial Condition.

Prior to December 15, 2014, the Notes will be convertible into cash only upon specified events which are based upon the price of the Company’s common shares and of the Notes or upon the occurrence of specified corporate events. On or after December 15, 2014, the Notes will be convertible at any time, based on an initial conversion rate of 47.9185 shares of the Company’s Class A common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $20.87 or a conversion premium of approximately 32.5% over the closing sale price of $15.75 per share of the Company’s Class A common stock on the Nasdaq Global Select Market on March 15, 2010. The conversion rate and conversion price will be subject to adjustment in certain

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

events, such as distributions of dividends or stock splits. Upon cash conversion, the Company will deliver an amount of cash calculated over the applicable observation period. The Company will not deliver its common stock (or any other securities) upon conversion under any circumstances. In addition, following certain corporate events that occur prior to the maturity date, the Company will pay a cash make-whole premium by increasing the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event in certain circumstances. Subject to certain exceptions, holders may require the Company to repurchase, for cash, all or part of the Notes upon a “fundamental change” at a price equal to 100% of the principal amount of the Notes being repurchased plus any accrued and unpaid interest.

Concurrent with the sale of the Notes, the Company paid $73.7 million to enter into privately negotiated cash convertible note hedge transactions (the “purchased call options”) with affiliates of the initial purchasers of the Notes and another financial institution (the “option counterparties”) that are expected generally to reduce the Company’s exposure to potential cash payments in excess of the principal amount of the Notes that may be required to be made by the Company upon the cash conversion of the Notes under certain conditions. The purchased call options cover, subject to adjustments, approximately 18 million shares of the Company’s Class A common stock at a strike price of $20.87 and are expected to reduce the Company’s economic exposure to potential cash payments in the event that the market price per share of the Company’s Class A common stock is greater than the conversion price of the Notes. The purchased call options were recorded as an asset within Financial instruments owned, at fair value on the Consolidated Statements of Financial Condition and are accounted for as derivative instruments under GAAP. As of December 31, 2011, the fair value of the purchased call options was $17.5 million.

In connection with the sale of the Notes, the Company also entered into separate warrant transactions with the option counterparties whereby the Company sold to the option counterparties, for $15.0 million, warrants (the “warrants”) to purchase shares of the Company’s Class A common stock, subject to adjustments, at a strike price of $31.50 per share, which represents a premium of approximately 100% over the closing price of the Company’s Class A common stock on March 15, 2010. The warrants are net share settled, meaning that the Company will issue a number of shares per warrant having a value equal to the difference between the share price at each warrant expiration date and the strike price; however, at the discretion of the Company, the Company may elect to settle the warrants in cash. If the market price per share of the Company’s Class A common stock exceeds the strike price of the warrants over the warrants’ exercise period and the Company elects net share settlement, the warrants would have a dilutive effect on the Company’s Class A common stock. The warrants may not be exercised prior to the maturity of the Notes. The warrants have been recorded as Additional paid-in capital in the Consolidated Statements of Financial Condition. The warrants also meet the criteria of derivative instruments under GAAP; however, because the warrants are indexed to the Company’s Class A common stock and are recorded within Equity in the Consolidated Statements of Financial Condition, the warrants are exempt from the scope and fair value provisions of GAAP related to accounting for derivative instruments.

The requirement that the Company settle conversions of the Notes entirely in cash gives rise to a bifurcatable derivative instrument under GAAP (the “embedded conversion derivative”). The initial valuation of the embedded conversion derivative was $73.8 million, and was recorded as a liability within Financial instruments sold, not yet purchased, at fair value on the Consolidated Statements of Financial Condition. As of December 31, 2011 the fair value of the embedded conversion derivative was $17.5 million.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Both the purchased call options and the embedded conversion derivative are derivative instruments and as such are marked to fair value each reporting period with any change recognized on the Consolidated Statements of Operations as Investment income (loss) and other, net. The Company expects the gain or loss associated with changes to the valuation of the purchased call options to substantially offset the gain or loss associated with changes to the valuation of the embedded conversion derivative.

In connection with the issuance of the Notes, the Company incurred issuance costs of $8.5 million. The issuance costs are recorded within Other assets on the Consolidated Statements of Financial Condition and are amortized over the term of the Notes.

The Company recorded expenses with respect to the Long-Term Debt as follows (in millions):

	For the year ended December 31,
	2011	2010
Interest expense	$27.8	$19.6
Amortization of debt issuance cost(1)	2.4	1.3
Commitment Fee(1)	0.3	—

Total	$30.5	$20.9

(1)	Included in Other expense.

Concurrent with the Notes offering, the Company repaid the amounts outstanding under the $140.0 million credit agreement originally entered into on October 9, 2007. Approximately $0.5 million and $3.0 million of interest expense relating to such credit agreement were recorded for the year ended December 31, 2010 and 2009, respectively.

10.    Stock-Based Compensation

The Knight Capital Group, Inc. 2010 Equity Incentive Plan (“2010 Plan”) was established to provide long-term incentive compensation to employees and directors of the Company. The 2010 Plan is administered by the Compensation Committee of the Company’s Board of Directors, and allows for the grant of options, stock appreciation rights, restricted stock and restricted stock units (collectively, the “awards”), as defined by the 2010 Plan. In addition to overall limitations on the aggregate number of awards that may be granted, the 2010 Plan also limits the number of awards that may be granted to a single individual. The 2010 Plan replaced prior stockholder-approved equity plans for future equity grants and no additional grants will be made under those historical stock plans. However, the terms and conditions of any outstanding equity grants under the historical stock plans were not affected. As of December 31, 2011, the Company has not issued any stock appreciation rights. In addition, the Company established the Knight Capital Group, Inc. 2009 Inducement Award Plan (the “Inducement Plan”) (along with the 2010 Plan, the “Stock Plans”) which is used under limited circumstances for equity grants to new hires. In 2010, the Company issued 197,000 restricted shares as inducement awards pursuant to the Inducement Plan. These shares were issued out of treasury and vest ratably over three years. The Company did not issue any awards pursuant to the Inducement Plan during 2011.

Unvested awards granted before September 1, 2010 are generally canceled if employment is terminated for any reason before the end of the relevant vesting period. For annual incentive awards

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

granted after September 1, 2010 and up to September 30, 2011, full vesting is given where an employee has been terminated without cause by the Company. For all other awards granted after September 1, 2010 and up to September 30, 2011 unvested awards are generally canceled if employment is terminated for any reason before the end of the relevant vesting period. Effective October 1, 2011, for all awards granted after such date, unless otherwise provided for in the applicable award agreement, full vesting will be given where an employee has been terminated without cause by the Company.

Restricted Shares and Restricted Stock Units

Eligible employees and directors may receive restricted shares and/or restricted stock units (collectively “restricted awards”) as a portion of their total compensation. The majority of restricted awards vest ratably over three years. The Company has also issued restricted awards that vest based upon the market price of Knight’s common stock reaching a certain price for a specified period of time (“Market Shares”). There were no Market Shares granted in 2011 or 2010. The Company has the right to fully vest employees and directors in their restricted stock units upon retirement and in certain other circumstances.

The Company measures compensation cost related to restricted awards other than Market Shares based on the fair value of the Company’s common stock at the date of grant. The Company determines compensation cost for Market Shares based upon the fair value of such awards at date of grant and projected median vesting periods, both of which are based on statistical simulation models. The principal assumptions utilized in valuing Market Shares and determining their median vesting periods include: 1) risk-free interest rate—estimate is based on the yield of U.S. zero coupon securities with a maturity equal to the expected life of the award; 2) expected volatility—estimate is based on several factors including implied volatility of market-traded options on the Company’s common stock on the grant date and the historical volatility of the Company’s common stock; and 3) maximum life—based upon the maximum contractual life of the award.

Compensation expense relating to restricted awards, primarily recorded in Employee compensation and benefits, and the corresponding income tax benefit, which is recorded in Income tax expense on the Consolidated Statements of Operations are presented in the following table (in millions):

	For the year ended December 31,
	2011	2010	2009
Stock award compensation expense	$49.6	$49.1	$46.2

Income tax benefit	$19.4	$19.6	$18.5

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following tables summarize restricted awards activity in 2011, 2010 and 2009 (awards in thousands):

	2011
	Restricted Shares		Restricted Stock Units
	Number of Shares	Weighted- Average Grant date Fair Value	Number of Units	Weighted- Average Grant date Fair Value
Outstanding at January 1,	1,154.7	$16.60	6,329.1	$15.08
Granted	—	—	5,984.0	13.63
Vested	(830.3)	16.77	(2,083.3)	16.21
Forfeited	(17.4)	15.69	(2,514.2)	14.92

Outstanding at December 31,	306.9	$16.20	7,715.6	$14.33

	2010
	Restricted Shares		Restricted Stock Units
	Number of Shares	Weighted- Average Grant date Fair Value	Number of Units	Weighted- Average Grant date Fair Value
Outstanding at January 1,	2,186.5	$16.92	3,590.7	$15.60
Granted	397.0	15.66	3,834.5	15.28
Vested	(1,208.0)	17.03	(869.6)	17.83
Forfeited	(220.8)	15.76	(226.6)	16.19

Outstanding at December 31,	1,154.7	$16.60	6,329.1	$15.08

	2009
	Restricted Shares		Restricted Stock Units
	Number of Shares	Weighted- Average Grant Date Fair Value	Number of Units	Weighted- Average Grant Date Fair Value
Outstanding at January 1,	3,248.4	$16.95	782.6	$13.90
Granted	636.7	16.84	2,958.3	16.05
Vested	(1,647.7)	16.94	(137.8)	13.90
Forfeited	(50.8)	16.90	(12.3)	18.45

Outstanding at December 31,	2,186.5	$16.92	3,590.7	$15.60

Based upon the value at date of vest, the cumulative fair value of restricted shares that vested in 2011, 2010 and 2009 was $11.0 million, $32.0 million and $29.1 million, respectively, and the cumulative fair value of restricted stock units that vested in 2011, 2010 and 2009 was $27.8 million, $13.4 million and $2.1 million, respectively.

There is $57.1 million of unamortized compensation related to the unvested restricted awards outstanding at December 31, 2011. The cost of these unvested restricted shares is expected to be recognized over a weighted average life of 1.7 years.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Stock Options

The Company’s policy is to grant options for the purchase of shares of Class A Common Stock at not less than market value. Options generally vest ratably over a three or four-year period and expire on the fifth or tenth anniversary of the grant date, pursuant to the terms of the applicable option award agreement. The Company has the right to fully vest employees in their options upon retirement and in certain other circumstances. Options are otherwise canceled if employment is terminated before the end of the relevant vesting period. The Company’s policy is to issue new shares upon share option exercises by its employees and directors.

The fair value of each option granted is estimated as of its respective grant date using the Black-Scholes option-pricing model. Stock options granted have exercise prices equal to the market value of the Company’s common stock at the date of grant as defined by the Stock Plans. The principal assumptions utilized in valuing options and the methodology for estimating such model inputs include: 1) risk-free interest rate—estimate is based on the yield of U.S. zero coupon securities with a maturity equal to the expected life of the option; 2) expected volatility—estimate is based on several factors including implied volatility of market-traded options on the Company’s common stock on the grant date and the volatility of the Company’s common stock; and 3) expected option life—estimate is based on internal studies of historical experience and projected exercise behavior based on different employee groups and specific option characteristics, including the effect of employee terminations. Based on the results of the model, the weighted-average fair value of the stock options granted in 2010 and 2009 was $4.93 and $4.90, respectively. There were no stock options granted in 2011.

The weighted-average assumptions used for stock options granted were as follows:

	2010	2009
Dividend yield	0.0%	0.0%
Expected volatility	40.0%	40.0%
Risk-free interest rate	1.1%	1.5%
Expected life (in years)	3.5	3.5

Compensation expense relating to stock options, all of which was recorded in Employee compensation and benefits, as well as the corresponding income tax benefit, which is recorded in Income tax expense on the Consolidated Statements of Operations are as follows (in millions):

	For the year ended December 31,
	2011	2010	2009
Stock option compensation expense	$1.2	$2.7	$2.1

Income tax benefit	$0.5	$1.1	$0.8

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following tables summarize stock option activity and stock options exercisable in 2011, 2010 and 2009 (options in thousands):

	Number of Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in millions)	Weighted- Average Remaining Life (years)
2011
Outstanding at January 1,	3,739.9	$14.06
Granted at market value	—	—
Exercised	(90.7)	11.02
Forfeited or expired	(820.4)	16.39

Outstanding at December 31,	2,828.8	$13.48	$2.6	4.76

Exercisable at December 31,	2,283.7	$12.90	$2.6	3.96

Available for future grants at December 31, *	9,475.9

2010
Outstanding at January 1,	3,554.0	$13.29
Granted at market value	1,185.1	15.89
Exercised	(590.6)	9.81
Forfeited or expired	(408.6)	18.85

Outstanding at December 31,	3,739.9	$14.06	$5.3	5.97

Exercisable at December 31,	2,573.0	$13.17	$5.3	4.63

Available for future grants at December 31, *	10,910.2

2009
Outstanding at January 1,	4,748.3	$13.32
Granted at market value	210.0	15.78
Exercised	(1,083.4)	10.15
Forfeited or expired	(321.0)	25.96

Outstanding at December 31,	3,554.0	$13.29	$11.1	4.95

Exercisable at December 31,	2,953.4	$12.60	$11.1	4.40

Available for future grants at December 31, *	8,651.3

Totals may not add due to rounding.

*	Represents both options and awards available for grant

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding at 12/31/11	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at 12/31/11	Weighted- Average Exercise Price
$ 4.57-$ 9.81	513.7	3.12	$8.46	513.7	$8.46
$10.24-$10.24	498.9	2.86	10.24	498.9	10.24
$10.30-$15.75	405.4	2.70	13.27	405.4	13.27
$15.84-$15.84	729.4	8.04	15.84	245.4	15.84
$16.09-$17.97	671.5	5.08	17.19	610.4	17.26
$19.36-$19.36	10.0	5.01	19.36	10.0	19.36

	2,828.8	4.76	$13.48	2,283.7	$12.90

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The aggregate intrinsic value is the amount by which the closing price of the Company’s common stock exceeds the exercise price of the stock options multiplied by the number of shares. The total intrinsic value of options exercised in 2011, 2010 and 2009 was $0.2 million, $2.2 million and $10.0 million, respectively. Cash received from the exercise of stock options in 2011 totaled $1.0 million.

There is $1.3 million of unamortized compensation related to the unvested stock options outstanding at December 31, 2011. The cost of these unvested awards is expected to be recognized over a weighted average life of 1.0 year.

11.    Employee benefit plan

The Company sponsors a 401(k) profit sharing plan (the “Plan”) in which substantially all of its employees are eligible to participate. Under the terms of the Plan, the Company is required to make annual contributions to the Plan equal to 100% of the contributions made by its employees, up to annual limits. The total expense, from continuing operations, recognized with respect to the Plan and included in Employee compensation and benefits on the Consolidated Statements of Operations, was as follows (in millions):

For the year ended December 31, 2011	$6.5
For the year ended December 31, 2010	5.8
For the year ended December 31, 2009	5.5

12.    Restructuring, Writedown of assets and lease loss accrual (benefit), net

In the third quarter of 2011, the Company undertook a corporate restructuring designed to lower operating expenses and improve financial performance. This restructuring comprised a reduction in workforce, a significant downsizing of its Hong Kong presence and discontinuing certain other initiatives. The Company recorded a restructuring charge of $28.6 million which affected all segments and comprised the following:

•	Employee severance and other employee benefit costs of $17.7 million;

•	Hong Kong asset writedown, lease and contract termination costs of $2.7 million; and

•	Capitalized software, intangible asset and goodwill writedown of $8.3 million.

In the third quarter of 2010, the Company recorded a restructuring charge of $16.7 million, related to a plan to reduce headcount in order to rationalize expenses. The charges, which consisted of severance and related costs, affected all operating segments.

As of December 31, 2011 and 2010, there are no material liabilities on the Company’s Consolidated Statements of Financial Condition relating to restructuring charges.

The Writedown of assets and lease loss accrual (benefit), net during 2011, 2010 and 2009 was $3.0 million, $1.0 million and ($9.7 million), respectively. The $3.0 million charge in 2011 was primarily due to lease loss charges related to excess real estate capacity. The $1.0 million charge in 2010 was due to a charge of $0.3 million related to the Company’s decision to discontinue the use of the Libertas trade name and a lease loss accrual of $0.7 million relating to excess real estate capacity.

The benefit in 2009 was primarily due to a $13.1 million reversal of a previously recognized lease loss with respect to the Company’s 545 Washington Boulevard office space in Jersey City, N.J. The Company had previously considered a portion of these premises to be excess real estate and had

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

therefore recorded a lease loss accrual for such excess office space. Based on expected growth and future needs, in the second quarter of 2009 management made the decision to build out this space and therefore recorded a benefit related to the reversal of such previously recorded lease loss. This benefit was offset in part by a $0.3 million lease loss charge related to a Knight Direct lease. Also included in Writedown of assets and lease loss accrual (benefit), net for 2009 is a charge of $2.4 million related to the Company’s decision to discontinue the use of the Donaldson trade name and the writedown of $0.7 million of capitalized software resulting from the sale of Hotspot’s retail customer accounts in 2009.

13.    Discontinued operations

In the first quarter of 2009, Deephaven completed the sale of substantially all of its assets to Stark & Roth, Inc. (together with its affiliates, “Stark”) with Stark agreeing to assume certain limited liabilities of Deephaven. At that time, Deephaven was replaced by Stark as the investment manager, managing member and general partner for the Deephaven Funds and the Company exited the Deephaven business. As a result of this sale, Deephaven was classified as a discontinued operation.

The revenues and results of operations of the Discontinued Operations for the years ended December 31, 2011, 2010 and 2009 are summarized as follows (in millions):

	For the year ended December 31,
	2011	2010	2009
Revenues	$0.1	$(0.0)	$3.3

Pre-tax loss from discontinued operations	$(0.2)	$(0.2)	$(52.7)
Income tax (expense) benefit	(0.2)	(0.1)	18.2

Loss from discontinued operations, net of tax	$(0.4)	$(0.4)	$(34.5)

Totals may not add due to rounding.

Assets and liabilities related to discontinued operations which are recorded in Other assets and Accrued expenses and other liabilities, respectively, on the Consolidated Statements of Financial Condition are presented in the following table (in millions):

	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$0.4	$0.8
Deferred compensation and other assets	1.1	2.9

Total assets	$1.5	$3.7

Liabilities:
Accrued compensation expense	$—	$2.5
Accrued expenses and other liabilities	1.0	1.6

Total liabilities	$1.0	$4.1

Totals may not add due to rounding.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

14.    Income taxes

The Company and its subsidiaries file a consolidated federal income tax return as well as combined state income tax returns in certain jurisdictions. In other jurisdictions, the Company and its subsidiaries file separate company state and local income tax returns.

The provision (benefit) for income taxes from continuing operations consists of (in millions):

	For the year ended December 31,
	2011	2010	2009
Current:
U.S. federal	$63.0	$40.0	$73.2
U.S. state and local	5.2	9.3	13.1
Non U.S.	0.8	0.2	0.2

	$69.0	$49.5	$86.5

Deferred:
U.S. federal	$(0.9)	$13.6	$13.3
U.S. state and local	4.2	(1.8)	(4.9)
Non U.S.	(0.8)	(3.3)	(13.7)

	2.5	8.5	(5.3)

Provision for income tax expense	$71.5	$58.0	$81.2

The following table reconciles income tax expense (benefit) from continuing operations at the U.S. federal statutory rate to the Company’s Income tax expense (in millions):

	For the year ended December 31,
	2011	2010	2009
U.S. federal income tax expense at statutory rate	$65.5	$52.5	$81.5
U.S. state and local income tax expense, net of U.S. federal income tax effect	6.0	4.9	5.4

Non U.S.	0.0	0.0	0.2
Nondeductible charges	1.0	1.0	1.2
Recognition of purchased federal net operating losses	0.0	0.0	(5.7)
Other, net	(1.0)	(0.4)	(1.4)

Income tax expense	$71.5	$58.0	$81.2

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company’s deferred tax assets and liabilities are as follows (in millions):

	December 31,
	2011	2010
Deferred tax assets:
Employee compensation and benefit plans	$33.5	$37.1
Fixed assets and other amortizable assets	13.1	3.9
Lease loss and other reserves	4.6	2.5
Valuation of investments	4.2	4.5
Tax credit and loss carryforwards	33.7	37.3
Less: Valuation allowance on tax credit and loss carryforwards	(8.8)	(9.0)

Total deferred tax assets	80.3	76.3

Deferred tax liabilities:
Employee compensation and benefit plans	0.1	—
Fixed assets and other amortizable assets	28.1	21.3
Valuation of investments	8.1	7.8
Tax credit and loss carryforwards	17.8	17.1

Total deferred tax liabilities	54.1	46.2

Net deferred tax assets	$26.2	$30.1

At December 31, 2011 and 2010, the Company had U.S. federal net operating loss carryforwards, resulting from acquisitions, of $31.3 million and $32.5 million, respectively. The Company recorded a related deferred income tax asset of $11.0 million and $11.4 million as of December 31, 2011 and 2010, and an offsetting valuation allowance of $7.0 million in each year which represents the portion of these net operating loss carryforwards that are considered more likely than not to expire unutilized. Prior to 2009, the Company had recorded a valuation allowance for substantially all of these loss carryforwards, but reversed a portion of the valuation allowance during 2009 as a component of such loss carryforwards are now expected to be utilized based upon the profitability of the acquired entities. These carryforwards are subject to annual limitations on utilization and will begin to expire in 2019.

At December 31, 2011 and 2010, the Company had, in aggregate, state and local net operating loss carryforwards of $167.8 million and $612.2 million, respectively of which $25.1 million and $25.9 million resulted from acquisitions. The Company recorded a related deferred income tax asset of $2.6 million and $7.5 million as of December 31, 2011 and 2010, respectively, and an offsetting valuation allowance of $1.5 million and $1.6 million which represents the portion of these net operating loss carryforwards that are considered more likely than not to expire unutilized. Prior to 2009 the Company had recorded a valuation allowance for substantially all of these state loss carryforwards, but reversed a portion of the valuation allowance during 2009 as a portion of such loss carryforwards are now expected to be utilized based upon the current structure and expected profitability of certain of the Company’s subsidiaries. Certain of these carryforwards are subject to annual limitations on utilization and they will begin to expire in 2012.

At December 31, 2011, the Company had non U.S. net operating loss carryforwards of $63.7 million as compared to $60.0 million in the prior year. The Company recorded a foreign deferred income tax asset of $17.8 million and $17.1 million for these loss carryforwards as of December 31,

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

2011 and 2010, respectively, along with an offsetting U.S. federal deferred tax liability of $17.8 million and $17.1 million for the expected future reduction in U.S. foreign tax credits associated with the use of the non U.S. loss carryforwards. These non U.S. net operating losses may be carried forward indefinitely.

At December 31, 2011, the Company had $2.8 million of unrecognized tax benefits, all of which would affect the Company’s effective tax rate if recognized.

As of December 31, 2011, the Company is subject to U.S. Federal income tax examinations for the tax years 2006 through 2010, and to non U.S. income tax examinations for the tax years of 2006 through 2010. In addition, the Company is subject to state and local income tax examinations in various jurisdictions for the tax years 2003 through 2010. The final outcome of these examinations is not yet determinable. However, the Company anticipates that adjustments to the unrecognized tax benefits, if any, will not result in a material change to the results of operations or financial condition.

The Company’s policy for recording interest and penalties associated with tax audits is to record such items as a component of Income from continuing operations before income taxes. Penalties are recorded in Other expenses and interest paid or received is recorded in Interest expense and Interest, net, in the Consolidated Statements of Operations.

15.    Earnings per share

Basic earnings per common share (“EPS”) has been calculated by dividing net income by the weighted average shares of Class A Common Stock outstanding during each respective period. Diluted EPS reflects the potential reduction in EPS using the treasury stock method to reflect the impact of common stock equivalents if stock options were exercised and restricted stock awards were to vest.

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for 2011, 2010 and 2009 (in millions, except per share data):

	For the year ended December 31,
	2011		2010		2009
	Numerator / net income	Denominator / shares	Numerator / net income	Denominator / shares	Numerator / net income	Denominator / shares
Income and shares used in basic calculations	$115.2	91.5	$91.6	90.2	$117.1	89.1
Effect of dilutive stock based awards	—	3.5	—	4.3	—	5.4

Income and shares used in diluted calculations	$115.2	95.0	$91.6	94.4	$117.1	94.5

Basic earnings per share		$1.26		$1.02		$1.31

Diluted earnings per share		$1.21		$0.97		$1.24

The above calculations exclude options that could potentially dilute EPS in the future but were antidilutive for the periods presented. The number of such options excluded was approximately 1.9 million, 2.3 million and 1.0 million in 2011, 2010 and 2009, respectively.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

16.    Significant clients

The Company considers significant clients to be those clients who account for 10% or more of the total U.S. equity dollar value traded or fixed income notional value traded by the Company. No clients accounted for more than 10% of the Company’s U.S. equity dollar value traded or fixed income notional value traded during 2011, 2010 and 2009.

17.    Commitments and contingent liabilities

In the ordinary course of business, the nature of the Company’s business subjects it to claims, lawsuits, regulatory examinations and other proceedings. The Company is subject to several of these matters at the present time. Given the inherent difficulty of predicting the outcome of the litigation and regulatory matters, particularly in cases or proceedings in which substantial or indeterminate damages or fines are sought, or where cases or proceedings are in the early stages, the Company cannot estimate losses or ranges of losses for cases or proceedings where there is only a reasonable possibility that a loss may be incurred. There can be no assurance that these matters will not have a material adverse effect on the Company’s results of operations in any future period and a material judgment could have a material adverse impact on the Company’s financial condition and results of operations. However, it is the opinion of management, after consultation with legal counsel that, based on information currently available, the ultimate outcome of these matters will not have a material adverse impact on the business, financial condition or operating results of the Company although they might be material to the operating results for any particular period, depending, in part, upon operating results for that period.

The Company leases office space under noncancelable operating leases. Certain office leases contain fixed dollar-based escalation clauses. Rental expense from continuing operations under the office leases was $18.8 million, $18.4 million and $13.5 million in 2011, 2010 and 2009, respectively, and is included in Occupancy and equipment rentals on the Consolidated Statements of Operations. The Company has sublet a portion of its excess office space to third parties.

The Company leases certain computer and other equipment under noncancelable operating leases and has entered into guaranteed employment contracts with certain of its employees. As of December 31, 2011, future minimum rental commitments under all noncancelable office, computer and equipment leases (“Gross Lease Obligations”), Sublease Income and guaranteed employment contracts longer than one year (“Other Obligations”) were as follows (in millions):

Lease & Contract Obligations

	Gross Lease Obligations	Sublease Income	Net Lease Obligations	Other Obligations
Year ending December 31, 2012	$24.2	$1.5	$22.7	$12.2
Year ending December 31, 2013	22.3	1.6	20.8	—
Year ending December 31, 2014	21.1	1.4	19.7	—
Year ending December 31, 2015	20.3	1.3	19.0	—
Year ending December 31, 2016	19.9	1.3	18.5	—
Thereafter through August 31, 2023	97.1	1.6	95.5	—

	$204.9	$8.7	$196.2	$12.2

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

During the normal course of business, the Company collateralizes certain leases or other contractual obligations through letters of credit or segregated funds held in escrow accounts. As of December 31, 2011, the Company has provided a letter of credit for $1.0 million, collateralized by U.S. Treasury Bills, as a guarantee for one of the Company’s lease obligations. In the ordinary course of business, Knight Capital Group, Inc. also has provided, and may provide in the future, unsecured guarantees with respect to the payment obligations of certain of its subsidiaries under trading, repurchase, financing and stock loan arrangements, as well as under certain leases.

The Company has floating rate HECMs which the borrowers have additional borrowing capacity of approximately $185.7 million as of December 31, 2011. This additional borrowing capacity is primarily in the form of undrawn lines of credit, with the balance available on a scheduled payments basis.

During the normal course of business, the Company may enter into futures contracts. These financial instruments are subject to varying degrees of risks whereby the fair value of the securities underlying the financial instruments, may be in excess of, or less than, the contract amount. The Company is obligated to post collateral against certain futures contracts.

The following tables summarize the Company’s futures contract activity (in millions):

Futures Contracts	Statements of Financial Condition Location	Fair Value of asset or (liability) as of December 31,
		2011	2010
Notional Value	Not Applicable	$(20.8)	$(64.6)

Fair Value	Receivable from brokers, dealers and clearing organizations	$0.9	$(0.3)

Futures Contracts	Statements of Operations Location	Loss Recognized for the year ended December 31,
		2011	2010	2009
Unrealized loss	Net trading revenue	$(75.8)	$(63.1)	$(48.9)

18.    Net capital requirements

During the first quarter of 2011, the Company merged all of its domestic broker-dealers into two broker-dealers, KCA and KECS. The Company’s U.S. registered broker-dealers are subject to the SEC’s Uniform Net Capital Rule, which requires the maintenance of minimum net capital. In 2011, all of the Company’s broker-dealer subsidiaries were in compliance with their capital adequacy requirements.

The following table sets forth the net capital levels and requirements for the following significant U.S. registered broker-dealer subsidiaries at December 31, 2011 as filed in their respective regulatory filings (in millions):

Entity	Net Capital	Net Capital Requirement	Excess Net Capital
KCA	$278.0	$1.0	$277.0
KECS	$116.4	$0.6	$115.8

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The Company’s foreign registered broker-dealers are subject to certain financial resource requirements of either the FSA or the SFC. The following table sets forth the financial resource requirement for the following significant foreign regulated broker-dealer at December 31, 2011 (in millions):

Entity	Financial Resources	Resource Requirement	Excess Financial Resources
Knight Capital Europe Limited	$124.8	$30.9	$93.9

Urban must maintain minimum net worth and capitalization levels in accordance with various investor and insurer standards. In 2011, Urban was in compliance with the minimum net worth and capitalization requirements of Government National Mortgage Association (“GNMA”) and the Federal Housing Authority (“FHA”), Urban’s primary oversight authorities in this regard.

19.    Financial instruments with off-balance sheet risk and concentrations of credit risk

As a market maker of equities and options, the majority of the Company’s securities transactions are conducted as principal or riskless principal with broker-dealers and institutional counterparties primarily located in the United States. The Company clears a portion of its securities transactions through third party clearing brokers. Foreign transactions are settled pursuant to global custody and clearing agreements with major U.S. banks. Substantially all of the Company’s credit exposures are concentrated with its clearing brokers, broker-dealer and institutional counterparties. The Company’s policy is to monitor the credit standing of counterparties with which it conducts business.

The Company self-clears substantially all of its U.S. equity securities transactions using an internally-developed platform. Self-clearing exposes the Company to operational risks, including business disruption, operational inefficiencies, liquidity, counterparty and financing risks and potentially increased expenses and lost revenue opportunities. While the clearing platform, operational processes, enhanced infrastructure, and current and future financing arrangements have been carefully designed, the Company may nevertheless encounter difficulties that may lead to operating inefficiencies, dissatisfaction amongst its client base, disruption in the infrastructure that supports the business, inadequate liquidity and/or financial loss.

In the normal course of its operations, the Company enters into contracts that contain a variety of representations and warranties which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Company believes the risk of loss is minimal.

Financial instruments sold, not yet purchased, at fair value represent obligations to purchase such securities (or underlying securities) at a future date. The Company may incur a loss if the market value of the securities subsequently increases.

The Company currently has no loans outstanding to any former or current executive officer or director.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

20.    Acquisitions

Urban

On July 1, 2010, the Company completed the acquisition of Urban for $28.4 million, comprising $19.4 million in cash, approximately 350,000 shares of unregistered Knight common stock valued at $5.0 million and a potential earn out based on future performance valued at $4.0 million. Urban achieved its first year performance target as of July 31, 2011 and the seller, therefore, received $1.3 million split evenly between cash and unregistered shares of Knight common stock. Goodwill and intangible assets recognized upon the closing of the transaction amounted to $24.3 million. All of the goodwill from this transaction is expected to be deductible for income tax purposes. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed (in millions):

Agreed purchase price	$24.0
Adjustment for working capital	4.4

Purchase of business	$28.4

Cash	$4.6
Goodwill	17.8
Intangible assets	6.5
Other assets	6.1
Accrued expenses and other liabilities	(6.5)

Purchase of business	$28.4

Totals may not add due to rounding.

Astor

On October 1, 2010, the Company completed the acquisition of Astor for $18.0 million, comprising $10.8 million in cash and approximately 579,000 shares of unregistered Knight common stock valued at $7.2 million. Goodwill and intangible assets recognized upon the closing of the transaction amounted to $17.8 million. All of the goodwill from this transaction is expected to be deductible for income tax purposes. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed (in millions):

Agreed purchase price	$18.0

Cash	$0.1
Goodwill	12.1
Intangible assets	5.7
Other assets	0.4
Accrued expenses and other liabilities	(0.2)

Purchase of business	$18.0

Totals may not add due to rounding.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Kellogg

On December 31, 2010, the Company acquired the DMM and LMM business units of Kellogg for $22.5 million in cash. Goodwill and intangible assets recognized upon the closing of the transaction amounted to $22.1 million. All of the goodwill from this transaction is expected to be deductible for income tax purposes. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed (in millions):

Agreed purchase price	$22.5

Goodwill	9.1
Intangible assets	13.0
Other assets	0.4

Purchase of business	$22.5

Totals may not add due to rounding.

21.    Business segments

The Company has four operating segments: (i) Market Making, (ii) Institutional Sales and Trading, (iii) Electronic Execution Services and (iv) Corporate and Other.

The Market Making segment principally consists of market making in global equities and listed domestic options. Market Making primarily includes client, and to a lesser extent, non-client electronic market making and cash trading activities in which the Company operates as a market maker in equity securities. Market Making also includes the Company’s option market making business which has expanded trading onto several electronic exchanges.

The Institutional Sales and Trading segment includes global equity and fixed income sales, reverse mortgage origination and securitization, capital markets and asset management activities. The primary business of the Institutional Sales and Trading segment is to execute and facilitate transactions predominantly as agent on behalf of institutional clients for equities and fixed income offerings, and the Company commits its capital on behalf of its clients when needed. This is predominantly a full-service business, in which much of the interaction is based on client relationships of the Company’s sales employees. This segment also facilitates client orders through program and block trades and riskless principal trades. The Company provides capital markets services, including equity and debt private placement.

The Electronic Execution Service segment offers access to markets and self-directed trading via the Company’s electronic agency-based platforms, including Knight Direct, Hotspot FX and Knight BondPoint platforms.

The Corporate and Other segment invests in strategic financial services-oriented opportunities, allocates, deploys and monitors all capital, and maintains corporate overhead expenses and other expenses that are not attributable to the other segments. The Corporate and Other segment houses functions that support Knight’s other segments such as self-clearing services, including stock lending, and other support and overhead.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

The Company’s revenues, income (loss) from continuing operations before income taxes (“Pre-tax earnings”) and total assets by segment are summarized in the following table (in millions):

	Market Making	Institutional Sales and Trading	Electronic Execution Services	Corporate and Other	Consolidated Total
For the year ended December 31, 2011:
Revenues	$704.5	$511.5	$167.9	$20.6	$1,404.5
Pre-tax earnings(1)	256.1	(44.4)	49.5	(74.1)	187.1
Total assets(3)	2,102.3	3,091.9	280.7	1,676.5	7,151.4

For the year ended December 31, 2010:
Revenues(4)	$549.1	$457.6	$138.2	$4.1	$1,149.1
Pre-tax earnings(2)	209.9	(19.5)	37.4	(77.9)	150.0
Total assets(3)	1,774.5	1,117.9	304.6	1,469.5	4,666.5

For the year ended December 31, 2009:
Revenues	$558.3	$495.6	$102.0	$6.6	$1,162.4
Pre-tax earnings	197.8	64.4	18.4	(47.9)	232.8
Total assets(3)	1,265.4	437.1	289.1	1,008.3	3,000.0

Totals may not add due to roundings.

(1) - Included	in Pre-tax earnings for the year ended December 31, 2011 is a Restructuring charge of $28.6 million which includes $0.5 million for Market Making, $23.9 million for Institutional Sales and Trading, $0.4 million for Electronic Execution Services, and $3.8 million for Corporate and Other.
(2) - Included	in Pre-tax earnings for the year ended December 31, 2010 is a Restructuring charge of $16.7 million which includes $1.6 million for Market Making, $14.3 million for Institutional Sales and Trading, $0.1 million for Electronic Execution Services, and $0.7 million for Corporate and Other.
(3) - Total	assets do not include Assets within discontinued operations of $1.5 million, $3.7 million and $14.0 million at December 31, 2011, 2010 and 2009, respectively.
(4) - Included	in Institutional Sales and Trading revenues for the year ended 2010 are fees of $2.9 million resulting from the Company acting as joint lead manager in its Note offering (see Footnote 9 “Long-Term Debt”). An offsetting elimination was included in Corporate and Other revenues to eliminate this fee for consolidation purposes.

Prior year amounts have been recast to conform with current year segment presentation. Such recast had no effect on previously reported Consolidated Revenues and Pre-tax earnings.

The Company operates in the U.S. and internationally, primarily in Europe and Asia. The following table presents Revenues by geographic area.

	U.S.	International	Consolidated Total
For the year ended December 31, 2011:
Revenues	$1,264.9	$139.6	$1,404.5
For the year ended December 31, 2010:
Revenues	$1,019.7	$129.3	$1,149.1
For the year ended December 31, 2009:
Revenues	$1,052.1	$110.4	$1,162.4

Totals may not add due to roundings.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

22.    Condensed Financial Statements of Knight Capital Group, Inc. (parent only)

Presented below are the Condensed Statements of Financial Condition, Operations and Cash Flows for the Company on an unconsolidated basis.

Statements of Financial Condition

Knight Capital Group, Inc. (parent only)

	December 31,
	2011	2010
	(in thousands)
Assets
Cash and cash equivalents	$233,915	$143,240
Financial instruments owned, at fair value	24,802	41,798
Receivable from subsidiaries	119,172	—
Investments in subsidiaries, equity method	1,454,694	1,429,906
Fixed assets and leasehold improvements, at cost, less accumulated depreciation and amortization	216	310
Investments	52,102	35,370
Intangible asset, less accumulated amortization	12,933	14,485
Other assets	66,598	95,944

Total assets	$1,964,432	$1,761,053

Liabilities and Stockholders’ Equity
Liabilities
Financial instruments sold, not yet purchased, at fair value	$17,532	$33,903
Accrued compensation expense	37,451	28,828
Payable to subsidiaries	—	10,150
Accrued expenses and other liabilities	23,086	16,875
Long term debt	424,338	311,060

Total liabilities	502,407	400,816
Total stockholders’ equity	1,462,025	1,360,237

Total liabilities and stockholders’ equity	$1,964,432	$1,761,053

The accompanying notes are an integral part of these condensed financial statements.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Statements of Operations

Knight Capital Group, Inc. (parent only)

	For the year ended December 31,
	2011	2010	2009
	(in thousands)
Revenues
Corporate management fees	$—	$—	$9,333
Investment income (loss) and other, net	2,259	(9,163)	(3,168)

Total revenues	2,259	(9,163)	6,165

Expenses
Compensation expense	30,105	27,799	34,591
Interest expense	27,908	20,476	3,198
Professional fees	6,605	7,536	6,382
Business development	2,107	2,802	2,175
Other	8,917	8,029	6,263

Total expenses	75,641	66,642	52,609

Loss before income taxes and equity in earnings of subsidiaries	(73,382)	(75,805)	(46,444)
Income tax benefit	(28,808)	(30,342)	(19,507)

Loss before equity in earnings of subsidiaries	(44,574)	(45,463)	(26,937)
Equity in earnings of subsidiaries	159,811	137,101	144,039

Net income	$115,237	$91,638	$117,102

The accompanying notes are an integral part of these condensed financial statements.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Statements of Cash Flows

Knight Capital Group, Inc. (parent only)

	For the year ended December 31,
	2011	2010	2009
	(In thousands)
Cash flows from operating activities
Net income	$115,237	$91,638	$117,102
Adjustments to reconcile income from continuing operations, net of tax to net cash used in operating activities
Equity in earnings of subsidiaries	(159,811)	(137,101)	(144,039)
Stock-based compensation	6,126	12,099	16,963
Debt discount accretion and other debt related expenses	15,189	11,453	—
Depreciation and amortization	1,652	2,170	178
Unrealized loss on investments	3,433	12,348	8,394
Writedown of assets and lease loss accrual	945	—	—
Decrease (increase) in operating assets
Financial instruments owned, at fair value	626	(4,397)	3,223
Receivable from subsidiaries	(119,172)	—	—
Other assets	29,597	(19,427)	(69,598)
(Decrease) increase in operating liabilities
Payable to subsidiaries	(10,150)	(18,867)	(9,800)
Accrued compensation expense	8,623	(34,147)	5,556
Accrued expenses and other liabilities	5,263	11,507	(22,716)

Net cash used in operating activities	(102,442)	(72,724)	(94,737)

Cash flows from investing activities
Distributions from investments	4,477	37,558	64,303
Purchases of investments	(24,641)	(7,997)	(7,787)
Purchases of fixed assets and leasehold improvements	(7)	(1,035)	(53)
Dividends received from subsidiaries	202,294	118,085	265,180
Capital contributions to subsidiaries	(22,842)	(196,602)	(115,545)

Net cash provided by (used in) investing activities	159,281	(49,991)	206,098

Cash flows from financing activities
Proceeds from term credit agreement	97,838	—	—
Proceeds from issuance of cash convertible notes	—	363,808	—
Repayment of credit facility	—	(140,000)	—
Purchase of call options	—	(73,750)	—
Proceeds from issuance of warrants	—	15,000	—
Stock options exercised	1,000	5,784	11,021
Income tax (provision) benefit related to stock-based compensation	(6,449)	(2,760)	4,374
Cost of common stock repurchased	(58,553)	(60,090)	(33,412)

Net cash provided by (used in) financing activities	33,836	107,992	(18,017)

Increase (decrease) in cash and cash equivalents	90,675	(14,723)	93,344
Cash and cash equivalents at beginning of period	143,240	157,963	64,619

Cash and cash equivalents at end of period	$233,915	143,240	$157,963

Supplemental disclosure of cash flow information:
Cash paid for interest	$14,552	$16,648	$3,198

Cash paid for income taxes	$62,116	$59,384	$87,463

The accompanying notes are an integral part of these condensed financial statements.

KNIGHT CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

Notes to Condensed Financial Statements

Knight Capital Group, Inc. (parent only)

A.    General

The condensed financial statements of Knight Capital Group, Inc. (parent only; the “Parent Company”) should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto.

B.    Corporate management fees

Corporate management fees allocated by the Parent Company to its subsidiaries were based on direct usage, headcount, or a percentage of net capital depending on the source or nature of the expense in 2009. This overhead allocation was terminated in April 2009 and replaced with direct allocations based on corporate employees time spent on company activities. The net benefits of these allocations are included as a reduction of Employee compensation and benefits on the Statements of Operations.

C.    Income taxes

As stated in Footnote 14, “Income Taxes”, the Company and its subsidiaries file a consolidated federal income tax return as well as combined state income tax returns in certain jurisdictions. In other jurisdictions, the Company and its subsidiaries file separate income tax returns. As such, both federal and state income taxes attributable to subsidiaries are accrued at the subsidiary level and are therefore, included in Equity in earnings of subsidiaries on the Condensed Financial Statements. Income tax (benefit) expense included on the Parent Company’s Condensed Statements of Operations represents only the income taxes attributable to the Parent Company.